EXHIBIT 10.6

CONFIDENTIAL

FIRST AMENDMENT TO EXECUTIVE EMPOYMENT AGREEMENT

THIS FIRST AMENDMENT (the "Amendment'') to the Executive Employment Agreement  dated as of December  27, 2010 (the "Batycky Employment Agreement") entered into between Civitas Therapeutics, Inc. (f/k/a Corregidor Therapeutics, Inc.), a Delaware corporation (the "Company") and Rick Batycky (the "Executive"), is entered into by the Company and the Executive as of June 27, 2013.  Capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Batycky Employment Agreement.

In consideration of the mutual covenants and promises  contained  in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which  are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1.         Changes to Payments Upon Termination.  The last sentence of Section 5.1 (b) of the Batycky Employment Agreement is hereby amended and restated in its entirety as follows:

For the purposes of this Section 5.1 (b), ''Severance period" means the period beginning on the date of termination and continuing afterward for twelve (12) months.

2.           Additional Provisions.

2.1             Re-Affirmation of Certain Obligations Concerning Inventions, Non-
Disclosure, Non-Competition and Non-Solicitation.  The Executive acknowledges and confirms that he remains subject to the obligations and covenants set forth in the Invention, Non Disclosure, Non-Competition and Non-Solicitation Agreement (the "Proprietary Rights Agreement") entered into between the Executive and the Company dated as of December 27, 2010.  For clarity, all references in the Batycky Employment Agreement to the ''Proprietary Rights Agreement" shall include the Proprietary Rights Agreement (as defined  in this Section 2.1) and any other agreement between the Executive and the Company with similar subject matter, and the obligations and covenants of the Executive pursuant to the Proprietary Rights Agreement constitute material  responsibilities of the Executive to the Company pursuant to the Batycky Employment Agreement as amended by this Amendment.

2.2             Entire Agreement and Modification.  The Batycky Employment Agreement, together with this Amendment, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, with respect to the subject matter of the Batycky Employment Agreement and this Amendment.

2.3             Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which  together shall constitute  one and the same instrument.

2.4             Captions. The captions of the sections of this Amendment are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Amendment.

2.5             Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

CIVITAS THERAPEUTICS, INC.

By:       /s/ Glenn Batchelder
Glenn Batchelder
President and Chief Executive Officer

EXECUTIVE

/s/ Rick Batycky
Rick Batycky